Troutman Pepper Locke LLP 301 S. College Street, 34th Floor Charlotte, NC 28202 troutman.com	Exhibit 5.1

March 25, 2026

Bionano Genomics, Inc.

9540 Towne Centre Drive, Suite 100

San Diego, California

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Bionano Genomics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “SEC”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 537,009 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), available for future issuance under the Company’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), pursuant to the provisions of the 2018 Plan providing for an automatic increase on January 1 of each year in the number of shares of Common Stock reserved and available for issuance under the 2018 Plan and (ii) an additional 366 shares of Common Stock issuable under the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”) pursuant to the provisions of the 2018 ESPP providing for an automatic increase on January 1 of each year in the number of shares of Common Stock reserved and available for issuance under the 2018 ESPP.

In connection with this opinion letter, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following: (a) to the extent that we have reviewed and relied upon certificates of the Company or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters; (b) all documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents; (c) the genuineness of all signatures; and (d) the Registration Statement will be filed by the Company with the SEC under the Securities Act.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the 2018 Plan or the 2018 ESPP, as applicable, will be validly issued, fully paid and nonassessable.

Bionano Genomics, Inc. March 25, 2026 Page 2

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including statutory provisions and reported judicial decisions interpreting the foregoing), as in effect on the date hereof, and we do not express any opinion concerning any other law.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP